Exhibit 99.1

For more information:

Joe Zanco, President and CEO

(337) 948-3033

For Immediate Release

Release Date: April 30, 2026

Catalyst Bancorp, Inc. Announces 2026 First Quarter Results

Opelousas, Louisiana – Catalyst Bancorp, Inc. (Nasdaq: “CLST”) (the “Company”), the parent company for Catalyst Bank (the “Bank”) (www.catalystbank.com), reported net income of $558,000, or $0.15 per diluted common share (“diluted EPS”), for the first quarter of 2026, compared to net income of $456,000, or $0.13 diluted EPS, for the fourth quarter of 2025. The Company’s net income for the first quarter of 2026 included professional fees of $95,000 (pre-tax) related to our agreement to acquire Lakeside Bancshares, Inc. and its subsidiary, Lakeside Bank (collectively referred to as “Lakeside”).

“Our team is fully engaged in preparing for our growth in Southwest Louisiana through the Lakeside acquisition,” said Joe Zanco, President and Chief Executive Officer of the Company and Bank. “At the same time, we remain focused on winning new business organically and expanding existing relationships. As a result of our team’s efforts, we continue to see improvement in our financial performance.”

Loans

Loans totaled $163.7 million at March 31, 2026, down $6.5 million, or 4%, from December 31, 2025. The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated.

(Dollars in thousands)	3/31/2026	12/31/2025	Change
Real estate loans
One- to four-family residential	$78,093	$80,123	$(2,030)	(3)%
Commercial real estate	33,673	32,872	801	2
Construction and land	19,761	18,806	955	5
Multi-family residential	4,781	5,309	(528)	(10)
Total real estate loans	136,308	137,110	(802)	(1)
Other loans
Commercial and industrial	25,626	31,205	(5,579)	(18)%
Consumer	1,743	1,895	(152)	(8)
Total other loans	27,369	33,100	(5,731)	(17)
Total loans	$163,677	$170,210	$(6,533)	(4)

During the first quarter of 2026, a $5.9 million commercial and industrial loan relationship paid off after the sale of the borrower’s business.

The following table presents certain major segments of our commercial real estate, construction and land, and commercial and industrial loan balances as of the dates indicated.

(Dollars in thousands)	3/31/2026	12/31/2025	Change
Commercial real estate
Retail	$9,273	$9,455	$(182)	(2)%
Hospitality	5,519	5,632	(113)	(2)
Health service facilities	4,911	3,300	1,611	49
Restaurants	1,047	1,071	(24)	(2)
Oilfield services	355	365	(10)	(3)
Other non-owner occupied	2,322	2,349	(27)	(1)
Other owner occupied	10,246	10,700	(454)	(4)
Total commercial real estate	$33,673	$32,872	$801	2
Construction and land
Multi-family residential	$5,783	$4,749	$1,034	22%
Health service facilities	9,698	10,547	(849)	(8)
Other commercial construction and land	2,436	2,112	324	15
Consumer residential construction and land	1,844	1,398	446	32
Total construction and land	$19,761	$18,806	$955	5
Commercial and industrial
Oilfield services	$17,959	$17,295	$664	4%
Industrial equipment	986	7,064	(6,078)	(86)
Professional services	3,250	3,531	(281)	(8)
Other commercial and industrial	3,431	3,315	116	3
Total commercial and industrial loans	$25,626	$31,205	$(5,579)	(18)

A $1.6 million construction loan, included in the health service facilities category in the table above, converted to a commercial real estate loan during the first quarter of 2026. Multi-family residential construction loan growth was largely driven by new apartment homes in Lafayette Parish.

Credit Quality and Allowance for Credit Losses

At March 31, 2026 and December 31, 2025, non-performing assets (“NPAs”) totaled $2.7 million. The ratio of NPAs to total assets was 0.94% and 0.95% at March 31, 2026 and December 31, 2025, respectively. Non-performing loans (“NPLs”) were 1.64% and 1.55% of total loans at March 31, 2026 and December 31, 2025, respectively. During the first quarter of 2026, a $304,000 commercial real estate loan was placed on non-accrual status. At March 31, 2026, 82% of total NPLs were one- to four-family residential mortgage loans, compared to 95% at December 31, 2025.

At March 31, 2026, the allowance for credit losses on loans totaled $2.3 million, or 1.40% of total loans, compared to $2.4 million, or 1.39% of total loans, at December 31, 2025. The Company recorded a $70,000 reversal of provision for credit losses for the first quarter of 2026, compared to a $96,000 provision for credit losses for the fourth quarter of 2025. The reversal of expected credit losses recorded in the first quarter of 2026 was primarily driven by declines in commercial and industrial and residential loan balances. Net loan charge-offs totaled $37,000 during the first quarter of 2026, compared to net charge-offs of $42,000 during the fourth quarter of 2025. Net loan charge-offs in 2026 included a $28,000 charge-off of a commercial line of credit.

Investment Securities

Total investment securities were $63.1 million, or 22% of total assets, at March 31, 2026, down $2.3 million, or 3%, compared to December 31, 2025. We did not purchase investment securities in the first quarter of 2026. During the fourth quarter of 2025, we purchased $7.4 million of government-sponsored mortgage-backed securities. The weighted average yield of the securities purchased during the fourth quarter of 2025 was 4.39% at March 31, 2026.

Deposits

Total deposits were $195.4 million at March 31, 2026, up $10.1 million, or 5%, from December 31, 2025. Total deposits averaged $198.2 million during the first quarter of 2026, compared to $181.5 million during the fourth quarter of 2025. The ratio of the Company’s total loans to total deposits was 84% and 92% at March 31, 2026 and December 31, 2025, respectively.

The following table sets forth the composition of the Company’s deposits as of the dates indicated.

(Dollars in thousands)	3/31/2026	12/31/2025	Change
Non-interest-bearing demand deposits	$34,739	$29,991	$4,748	16%
Interest-bearing demand deposits	33,249	32,851	398	1
Money market	9,296	10,235	(939)	(9)
Savings	60,525	53,831	6,694	12
Certificates of deposit	57,564	58,366	(802)	(1)
Total deposits	$195,373	$185,274	$10,099	5

The increase in total average deposits for the first quarter compared to the prior quarter and total deposits at the end of each period shown in the table above was driven by a mix of public and non-public deposits.

Total public fund deposits were $29.8 million, or 15% of total deposits, at March 31, 2026, compared to $26.4 million, or 14% of total deposits, at December 31, 2025. During the first quarter of 2026, total public fund deposits averaged $35.6 million, compared to $24.7 million during the fourth quarter of 2025. The increases were largely due to seasonal fluctuations.

Capital and Share Repurchases

At March 31, 2026 and December 31, 2025, consolidated shareholders’ equity totaled $82.2 million, or 28.5% of total assets, and $81.7 million, or 28.9% of total assets, respectively.

The Company repurchased 16,614 shares of its common stock at an average cost per share of $15.71 during the first quarter of 2026, compared to 54,693 shares at an average cost per share of $14.76 during the fourth quarter of 2025. The Company paused share repurchases temporarily during the first quarter of 2026 while conducting due diligence and negotiations related to our agreement to acquire Lakeside.

During the fourth quarter of 2025, the Company announced our sixth share repurchase plan (the “November 2025 Repurchase Plan”). Under the November 2025 Repurchase Plan, the Company may purchase up to 205,000 shares, or approximately 5%, of the Company's outstanding common stock. At March 31, 2026, 172,297 shares of the Company’s common stock were available for repurchase under the November 2025 Repurchase Plan. We expect to resume repurchases during the second quarter of 2026.

Since the announcement of our first share repurchase plan on January 26, 2023 and through March 31, 2026, the Company has repurchased a total of 1,231,703 shares of its common stock, or 23% of the common shares originally issued, at an average cost per share of $12.11. At March 31, 2026, the Company had common shares outstanding of 4,058,297.

Net Interest Income

The net interest margin for the first quarter of 2026 was 3.83%, down eight basis points compared to the prior quarter. For the first quarter of 2026, the average yield on interest-earning assets was 5.36%, down 17 basis points from the prior quarter, and the average rate paid on interest-bearing liabilities was 2.35%, down 15 basis points from the fourth quarter of 2025. Net interest income for the first quarter of 2026 was $2.5 million, up $38,000, or 2%, compared to the fourth quarter of 2025.

Total interest income was up $22,000, or 1%, in the first quarter of 2026 compared to the prior quarter largely due to an increase in income on cash and due from banks, which was partially offset by a decline in interest income on loans. The change in interest income was largely the result of an increase in the volume of interest earning cash, which was mainly fueled by deposit growth during first quarter of 2026.

Total interest expense decreased $16,000, or 2%, in the first quarter of 2026 compared to the prior quarter. The decline in interest expense was mainly due to lower borrowings expense. We paid off a short-term Federal Home Loan Bank advance during the first quarter of 2026. The average cost of interest-bearing deposits was 2.30% during the first quarter of 2026, down 15 basis points from the prior quarter.

The following table sets forth, for the periods indicated, the Company’s total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Taxable equivalent (“TE”) yields have been calculated using a marginal tax rate of 21%. All average balances are based on daily balances.

	Three Months Ended
	3/31/2026			12/31/2025
(Dollars in thousands)	Average Balance	Interest	Average Yield/ Rate(TE)	Average Balance	Interest	Average Yield/ Rate(TE)
INTEREST-EARNING ASSETS
Loans receivable(1)	$168,545	$2,749	6.61%	$167,335	$2,815	6.68%
Investment securities(2)	67,529	522	3.13	65,352	511	3.17
Other interest earning assets	33,760	299	3.60	22,567	222	3.91
Total interest-earning assets	$269,834	$3,570	5.36	$255,254	$3,548	5.53
INTEREST-BEARING LIABILITIES
Demand deposits, money market, and savings accounts	$107,158	$494	1.87%	$93,710	$467	1.98%
Certificates of deposit	58,086	445	3.10	58,677	475	3.21
Total interest-bearing deposits	165,244	939	2.30	152,387	942	2.45
Borrowings	11,110	86	3.11	12,884	99	3.08
Total interest-bearing liabilities	$176,354	$1,025	2.35	$165,271	$1,041	2.50
Net interest-earning assets	$93,480			$89,983
Net interest income; average interest rate spread		$2,545	3.01%		$2,507	3.03%
Net interest margin(3)			3.83			3.91

(1)	Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts and loans in-process.
(2)	Average investment securities does not include unrealized holding gains/losses on available-for-sale securities.
(3)	Equals net interest income divided by average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.

Non-interest Income

Non-interest income for the first quarter of 2026 totaled $352,000, down $10,000, or 3%, compared to the fourth quarter of 2025, primarily due to a decline in income from service charges on deposit accounts.

Non-interest Expense

Non-interest expense for the first quarter of 2026 totaled $2.3 million, up $61,000, or 3%, compared to the fourth quarter of 2025. Professional fees for the first quarter of 2026 totaled $185,000, up $87,000, or 89%, from the prior quarter. The Company incurred $95,000 (pre-tax) of professional fees during the first quarter of 2026 related to our agreement to acquire Lakeside.

About Catalyst Bancorp, Inc.

Catalyst Bancorp, Inc. (Nasdaq: CLST) is a Louisiana corporation and registered bank holding company for Catalyst Bank, its wholly-owned subsidiary, with $288.5 million in assets at March 31, 2026. Catalyst Bank, formerly St. Landry Homestead Federal Savings Bank, has been in operation in the Acadiana region of south-central Louisiana since 1922. With a focus on fueling business and improving lives throughout the region, Catalyst Bank offers commercial and retail banking products through our six full-service branches located in Carencro, Eunice, Lafayette, Opelousas, and Port Barre. To learn more about Catalyst Bancorp and Catalyst Bank, visit www.catalystbank.com, or the website of the Securities and Exchange Commission, www.sec.gov.

Forward-looking Statements

This news release reflects industry conditions, Company performance and financial results and contains “forward-looking statements,’ which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ materially from the anticipated results and expectation expressed in such forward-looking statements.

Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Supervision and Regulation” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website and the Company’s website, each of which are referenced above. To the extent that statements in this news release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance. Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. All information is as of the date of this news release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	(Unaudited)		(Unaudited)
(Dollars in thousands)	3/31/2026	12/31/2025	3/31/2025
ASSETS
Non-interest-bearing cash	$4,898	$4,132	$4,128
Interest-bearing cash and due from banks	33,635	21,073	36,190
Total cash and cash equivalents	38,533	25,205	40,318
Investment securities:
Securities available-for-sale, at fair value	48,216	50,467	29,840
Securities held-to-maturity	14,914	14,917	13,445
Loans receivable, net of unearned income	163,677	170,210	166,077
Allowance for credit losses	(2,295)	(2,367)	(2,500)
Loans receivable, net	161,382	167,843	163,577
Accrued interest receivable	849	907	866
Foreclosed assets	34	34	77
Premises and equipment, net	5,749	5,850	6,049
Stock in correspondent banks, at cost	1,963	1,139	809
Bank-owned life insurance	15,117	14,983	14,607
Other assets	1,751	1,582	2,060
TOTAL ASSETS	$288,508	$282,927	$271,648

LIABILITIES
Deposits:
Non-interest-bearing	$34,739	$29,991	$26,093
Interest-bearing	160,634	155,283	154,505
Total deposits	195,373	185,274	180,598
Borrowings	9,759	14,732	9,603
Other liabilities	1,167	1,196	856
TOTAL LIABILITIES	206,299	201,202	191,057

SHAREHOLDERS' EQUITY
Common stock	41	41	42
Additional paid-in capital	37,303	37,363	38,844
Unallocated common stock held by benefit plans	(5,129)	(5,182)	(5,649)
Retained earnings	52,470	51,912	50,446
Accumulated other comprehensive loss	(2,476)	(2,409)	(3,092)
TOTAL SHAREHOLDERS' EQUITY	82,209	81,725	80,591
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$288,508	$282,927	$271,648

CATALYST BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	3/31/2025
INTEREST INCOME
Loans receivable, including fees	$2,749	$2,815	$2,738
Investment securities	522	511	275
Cash and due from banks	290	215	341
Other	9	7	20
Total interest income	3,570	3,548	3,374
INTEREST EXPENSE
Deposits	939	942	941
Borrowings	86	99	68
Total interest expense	1,025	1,041	1,009
Net interest income	2,545	2,507	2,365
Provision for (reversal of) credit losses	(70)	96	-
Net interest income after provision for (reversal of) credit losses	2,615	2,411	2,365
NON-INTEREST INCOME
Service charges on deposit accounts	202	210	197
Bank-owned life insurance	134	134	118
Other	16	18	22
Total non-interest income	352	362	337
NON-INTEREST EXPENSE
Salaries and employee benefits	1,321	1,334	1,245
Occupancy and equipment	209	196	199
Data processing and communication	180	181	182
Professional fees	185	98	101
Directors’ fees	121	123	114
Foreclosed assets, net	-	17	(127)
Advertising and marketing	33	37	39
Other	234	236	229
Total non-interest expense	2,283	2,222	1,982
Income before income tax expense	684	551	720
Income tax expense	126	95	134
NET INCOME	$558	$456	$586

Earnings per share:
Basic	$0.16	$0.13	$0.16
Diluted	0.15	0.13	0.16

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(Unaudited)

	Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	3/31/2025
EARNINGS DATA
Total interest income	$3,570	$3,548	$3,374
Total interest expense	1,025	1,041	1,009
Net interest income	2,545	2,507	2,365
Provision for (reversal of) credit losses	(70)	96	-
Total non-interest income	352	362	337
Total non-interest expense	2,283	2,222	1,982
Income tax expense	126	95	134
Net income	$558	$456	$586

AVERAGE BALANCE SHEET DATA
Total loans	$168,545	$167,335	$166,145
Total interest-earning assets	269,834	255,254	246,690
Total assets	292,752	277,546	268,232
Total interest-bearing deposits	165,244	152,387	149,979
Total interest-bearing liabilities	176,354	165,271	159,552
Total deposits	198,160	181,537	177,106
Total shareholders' equity	82,141	81,739	80,426

SELECTED RATIOS
Return on average assets	0.77%	0.65%	0.89%
Return on average equity	2.76	2.22	2.96
Efficiency ratio	78.79	77.40	73.34
Net interest margin(TE)	3.83	3.91	3.89
Average equity to average assets	28.06	29.45	29.98
Common equity Tier 1 capital ratio(1)	44.29	42.45	46.95
Tier 1 leverage capital ratio(1)	26.22	27.36	29.45
Total risk-based capital ratio(1)	45.55	43.71	48.20

NON-FINANCIAL DATA
Total employees (full-time equivalent)	49	49	49
Common shares issued and outstanding, end of period	4,058,297	4,074,911	4,205,201

(1)	Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.

CATALYST BANCORP, INC.
SELECTED FINANCIAL DATA
(continued)

	Three Months Ended
(Dollars in thousands)	3/31/2026	12/31/2025	3/31/2025
ALLOWANCE FOR CREDIT LOSSES
Loans:
Beginning balance	$2,367	$2,397	$2,522
Provision for (reversal of) credit losses	(35)	12	17
Charge-offs	(49)	(60)	(53)
Recoveries	12	18	14
Net charge-offs	(37)	(42)	(39)
Ending balance	$2,295	$2,367	$2,500

Unfunded commitments:
Beginning balance	$211	$127	$121
Provision for (reversal of) credit losses on unfunded commitments	(35)	84	(17)
Ending balance	$176	$211	$104

Total provision for (reversal of) credit losses	$(70)	$96	$-

CREDIT QUALITY(1)
Non-accruing loans	$2,432	$2,248	$1,554
Accruing loans 90 days or more past due	246	395	91
Total non-performing loans	2,678	2,643	1,645
Foreclosed assets	34	34	77
Total non-performing assets	$2,712	$2,677	$1,722

Total non-performing loans to total loans	1.64%	1.55%	0.99%
Total non-performing assets to total assets	0.94	0.95	0.63

(1)	Credit quality data and ratios are as of the end of each period presented.